Exhibit (h)(4)(d)

SCHEDULE I

TO THE TRANSFER AGENT INTERACTIVE SERVICES AGREEMENT

LIST OF PORTFOLIOS

                     , 2008

FORWARD FUNDS

Forward Asia Ex-Japan Equities Fund

Forward Banking and Finance Fund

Forward Eastern Europe Equities Fund

Forward Emerging Markets Fund

Forward Growth Fund

Forward HITR Fund

Forward International Equity Fund

Forward International Fixed Income Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Legato Fund

Forward Long/Short Credit Analysis Fund

Forward Mini-Cap Fund

Forward Progressive Real Estate Fund

Forward Small Cap Equity Fund

Sierra Club Stock Fund